Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 033-67190, 333-80509, 333-48498, 333-65206, 333-102223, 333-102224, 333-142247, and 333-176371 and Form S-3 No. 333-160475) of Kadant Inc. of our reports dated March 14, 2012, with respect to the consolidated financial statements and schedule of Kadant Inc. and the effectiveness of internal control over financial reporting of Kadant Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 14, 2012